Exhibit 10.21

SAVVIS MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“MSA”) is by and between SAVVIS Communications Corporation and its affiliates (“SAVVIS”) and Visto Corporation d/b/a Good Technology (“Customer”) and is entered into as of this 29th day of May, 2009 (“Effective Date”).

1. Services. SAVVIS will provide the Services in accordance with the Agreement. The “Agreement” means this MSA plus all applicable Service Schedules, SAVVIS Service Guides, Service Orders, service level agreements (“SLAs”) and any other documents that are expressly incorporated herein (collectively “Service Attachments”). [**]. Any requests for ancillary services not described in the applicable Service Attachments may be provided on an individual case basis as agreed to in writing by the parties.

2. Term. The term of the Agreement will commence on the Effective Date and continue until the expiration of [**], unless earlier terminated in accordance with the Agreement (“Term”).

3. Payment. All payments are due in full within [**] after the date of the invoice (“Due Date”). In addition to the Service charges, Customer shall also pay all applicable Taxes [**]. Any amount not received by the Due Date will be past due [**]. Billing for each Service shall commence on the “Billing Commencement Date”, as defined in the applicable Service Schedule. [**]. SAVVIS may, upon 30 days prior notice, modify the payment terms or require a mutually acceptable form of security (e.g., a deposit) if Customer has repeatedly failed to pay its invoices by the Due Date or if there has been a material, adverse change in its financial condition. Notwithstanding any other provision to the contrary and not more than once per calendar year, SAVVIS may increase the charges applicable to any Service provided hereunder in an amount not to exceed the latest annual increase in the Consumer Price Index, specifically, the U.S. Department of Labor, Bureau of Labor Statistics “All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average”. Such increase shall be effective upon the date set forth in SAVVIS’ written notice thereof to Customer. The foregoing shall not limit SAVVIS’ ability to increase charges: (i) as set forth in a Service Schedule; or (ii) during any automatic renewal term.

4. Customer Obligations. All use of SAVVIS’ network and the Services by Customer and its End Users will comply with the AUP, which is incorporated herein by reference. SAVVIS may make reasonable changes to the AUP at any time and such change will be effective upon posting to SAVVIS’ website or other notice to Customer. SAVVIS may suspend the Services or otherwise restrict access to the SAVVIS network without notice if SAVVIS learns of an AUP violation that, in its reasonable discretion, is unlawful or is likely to cause loss or liability for SAVVIS or any other party. Any such suspension or restriction will be on the most limited basis as SAVVIS determines is reasonably practical under the circumstances in order to address the underlying violation. [**].

5. Termination. Customer may terminate the Agreement upon [**] notice in the event of a material breach of the Agreement by SAVVIS, if such breach is not cured within that period. SAVVIS may suspend Service or terminate the Agreement: (a) upon [**] or any payment default, if such default is not cured within that period; (b) [**]; or (c) upon [**] notice in the event of any other material breach of the Agreement by Customer, if such breach is not cured within that period (unless a different notice period expressly set forth in the Agreement applies). If Customer terminates an ordered Service prior to its delivery, cancellation fees will apply as set forth in the Service Schedule. If, after the delivery of Service but prior to the conclusion of the applicable Service term, the Service or this Agreement is terminated either by SAVVIS for cause or by Customer for any reason other than cause, then Customer shall be liable for: [**]. The parties agree that any cancellation fees and early termination charges set forth in the Agreement constitute liquidated damages and are not intended as a penalty. If a particular Service is terminated by Customer without cause or by SAVVIS for cause, and SAVVIS advises the Customer in writing that in SAVVIS’ good faith judgment provision of a related Service is impractical or impossible (“Related Service”) as a result of such termination, then the Related Service shall be deemed terminated for cause by SAVVIS and any applicable termination charges will apply.

[**]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Disclaimer of Warranties. THE FOLLOWING DISCLAIMERS SHALL NOT LIMIT CUSTOMER’S ABILITY TO SEEK ANY APPLICABLE SLA REMEDIES. THE SERVICES AND ANY RELATED EQUIPMENT, SOFTWARE AND OTHER MATERIALS PROVIDED BY SAVVIS IN CONNECTION WITH THE SERVICES ARE PROVIDED WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS OR ANY RESULTS TO BE ACHIEVED HEREFROM. SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING THE COMPATIBILITY OF SOFTWARE OR EQUIPMENT OR ANY RESULTS TO BE ACHIEVED THEREFROM OR THAT ANY SERVICE WILL BE FREE FROM LOSS OR LIABILITY ARISING OUT OF ANY THIRD PARTY TECHNOLOGY, ANY THIRD PARTY ACTION SUCH AS HACKING, OR ANY ACT OR OMISSION OF THE CUSTOMER, INCLUDING FAILURE TO ENCRYPT, AND SAVVIS SHALL HAVE NO RESPONSIBILITY THEREFORE.

7. Limitation on Liability. NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOST OR IMPUTED PROFITS OR REVENUES, LOST DATA, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES, REGARDLESS OF THE LEGAL THEORY, UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE TOTAL AGGREGATE LIABILITY OF SAVVIS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO [**].

8. Confidentiality. Neither party shall, without the prior written consent of the other party, use or disclose the Confidential Information of the other party during the Term of this Agreement and for [**] following the expiration or termination hereof. Each party will take all reasonable precautions to protect the other party’s Confidential Information, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) to any consultants, contractors, and counsel who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement with the disclosing party, or (ii) pursuant to legal process; provided that, the disclosing party shall, unless legally prohibited, provide the non-disclosing party with reasonable prior written notice sufficient to permit it an opportunity to contest such disclosure.

9. Publicity. Neither party shall use, publicize, or issue any press release which includes the name, trademarks, or other proprietary identifying symbol of the other party or its affiliates, without the prior written consent of such other party.

10. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its principles for resolving conflicts of law. In the event of litigation, each party expressly waives its right to have its claims or defenses heard by a jury.

11. Force Majeure. Neither party will be liable for any failure or delay in its performance under the Agreement (other than a failure to comply with payment obligations) due to a Force Majeure Event. If a Force Majeure Event prevents the provision of Service for a period of 30 days, either party may terminate the affected Service by providing 30 days written notice to the other party.

12. Notices. All legal notices required to be given hereunder shall be in writing and deemed given if sent to the addressee specified below either (a) by registered or certified U.S. mail, return receipt requested, postage prepaid, three days after such mailing; or (b) by national overnight courier service, the next business day. All other notices (e.g., notice reminder of non-payment) may be sent via facsimile or email and will be deemed given on the day such notice is delivered. Customer’s Service change or disconnect notice must be in writing sent via mail to Attn: Client Solutions, 2355 Dulles Corner Blvd., Ste. 300, Herndon, VA 20171.

To SAVVIS:

1 SAVVIS Parkway, Town & Country, MO, USA 63017

Attn: General Counsel

To Good Technology:

Good Technology

101 Redwood Shores Parkway, Suite 400

Redwood Shores, California 94065

United States

13. Insurance. Each party shall carry and maintain during the Term, at its own cost and expense, commercial general liability insurance of at least [**] per occurrence with a [**] aggregate covering claims for bodily injury, death, personal injury or property damage. If Customer’s personal property will be located in any data center, Customer shall also carry an “all risk” property insurance policy covering such equipment in an amount not less than its full replacement value. The coverage required herein may be obtained through any combination of primary and excess or umbrella liability insurance. Customer will provide SAVVIS with certificate(s) of insurance which evidence such coverage upon request and provide at least 30 days prior written notice of policy cancellation. if Customer will have access to a SAVVIS facility in connection with the Service, Customer shall also name SAVVIS as an additional insured for purposes hereof.

14. Maintenance. Customer acknowledges that the Services may be subject to maintenance or repair and agrees to cooperate in a timely manner and provide reasonable access

[**]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and assistance as necessary to allow such maintenance or repair.

15. Waiver. Except as otherwise expressly set forth in the Agreement, neither party’s failure to insist upon strict performance of any provision of the Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision of the Agreement.

16. Security. SAVVIS shall use reasonable data center physical security practices consistent with industry standards. In addition, as of the Effective Date, SAVVIS has formally adopted a corporate Information Security Policy, including annual employee security awareness training, which it has implemented and may change from time to time.

17. Miscellaneous. All provisions in the Agreement which by their nature are intended to survive expiration or termination shall so survive. If any term of the Agreement is held unenforceable, the unenforceable term shall be construed as nearly as possible to reflect the original intent of the parties and the remaining terms shall remain in effect. The Agreement is intended solely for SAVVIS and Customer and does not provide any third party (including End Users) with any right or benefit. Customer may not assign all or any part of the Agreement without the prior written consent of SAVVIS, which consent will not be unreasonably withheld or delayed. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then this MSA, then the SSG, and then the Service Order with the latest date. Except as otherwise set forth herein, all amendments to the Agreement shall be in writing and signed by the parties’ authorized representatives. This MSA may only be executed by an authorized officer of SAVVIS. This MSA together with all applicable Service Attachments constitutes the entire agreement of the parties with respect to the Services and supersedes any other prior or contemporaneous agreement or understandings, whether oral or written, related to the subject matter hereof. All handwritten or typed modifications to the Agreement which are not mutually agreed to in writing are null and hereby rejected. SAVVIS may act in reliance upon any written notice, Service Order, or other instruction or signature reasonably believed by SAVVIS to be genuine.

18. Definitions.

“AUP” means SAVVIS’ Acceptable Use Policy located on its website at http://www.savvis.net/customer/aup.html.

“Confidential Information” means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing or sales plans that is disclosed to, and received by, the other party pursuant to the Agreement. Confidential Information includes, but is not limited to, the terms and pricing of the Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

“End Users” means Customer’s members, end-users, customers or any other third parties who utilize or access the Services or the SAVVIS network via the Services provided hereunder.

“Force Majeure Event” means an unforeseeable event beyond a party’s reasonable control, including but not limited to, acts of war; acts of God; earthquake; flood or extreme weather conditions; embargo; riot; sabotage; or terrorist acts.

“SAVVIS Service Guide” (or “SSG”) means the product- specific Service guide that includes technical details and additional terms, if any, which can be found at http://www.savvis.net/leqalguides, which SAVVIS may modify from time to time, effective upon posting on the website.

“Service” means the service provided by SAVVIS and/or its licensors and contractors as set forth on the Service Order.

“Service Order” means a service order request submitted on a form issued by SAVVIS and signed by Customer that includes the type and details of the specific Services ordered by Customer.

“Service Schedule” means those service descriptions providing the terms pursuant to which SAVVIS shall provide and Customer shall purchase the Services described therein.

“SLA Attachment” means the attachment that sets forth the SLA applicable to each individual Service, if any, and which provides Customer’s sole and exclusive remedies for any Service deficiencies or failures of any kind, which SAVVIS may modify during a renewal term upon 60 days notice.

“Taxes” means any applicable foreign, federal, state, or local taxes and charges assessed or incurred in connection with the Service, including without limitation, all governmental excise, use, sales, value-added, environmental assessments or charges, and occupational taxes and other fees, or other similar surcharges and levies, but excluding any taxes based on SAVVIS’ net income.

The parties have read and agree to the terms of this MSA and any applicable Service Attachments, all of which are made a part of the Agreement.

SAVVIS Communications Corporation		Good Technology

Name:	JAMES MORI	Name:	PETER BARKER

Signature:	/s/ JAMES MORI	Signature:	/s/ PETER BARKER

Title:	EVP, General Manager of the Americas	Title:	SVP, OPERATIONS

Date:	6/1/2009	Date:	5/29/09